EXHIBIT 10.57

TRULITE, INC.
3 Riverway, Ste. 1700
Houston, Texas 77056

Mr. Ken Pearson
2188 Sleepy Hollow Dr.
Shingle Springs, CA 95682

Dear Ken:

Trulite, Inc., a Delaware corporation (“Trulite”), is pleased to offer you employment beginning January 1, 2007, on the terms described below.

1. Duties of Employee. You will serve as Chief Operating Officer and Vice President of Product Development, with the duties and responsibilities customary to that position including product development, regulatory and governmental relations, strategic product and technology alliances and acquisitions, supply chain management and alliances, research and development (both external and internal), intellectual property management and intellectual strategy formulation, operational responsibilities for the above as well as manufacturing. This position reports to the President and Chief Executive Officer (“CEO”) of Trulite. You will be required to perform faithfully and diligently the services and functions relating to such position or otherwise reasonably incident to such position as may be designated from time to time by Trulite. You must devote time, attention, energies and business efforts to your duties as are reasonably necessary to carry out your duties. By signing this letter, you confirm that you are under no contractual or other legal obligations that would prohibit you from performing your duties with Trulite starting January 1, 2007.

2. Location. You will work out of the Trulite facility located at 14807 Heritagecrest Way, Suite A, Bluffdale, Utah. Trulite may change your work location from time to time as it deems necessary. If the location of the Company is changed, you will have reasonable expenses paid for a maximum of six (6) months after becoming an employee of Trulite, Inc. to find suitable housing. The reasonableness of the expenses will be decided solely by the Company.

3. Compensation and Employee Benefits. As compensation for the services rendered by you as described above, you shall be entitled to receive the following:

(a)  Salary. Your initial base salary for the 2007 calendar year will One Hundred Fifty-Five  Thousand and 00/100 Dollars ($155,000.00) per year ($12,917 per month), payable on a pro-rata basis on  Trulite’s regular payroll dates.

(b) Benefits. As long as they are kept in force by Trulite, you shall be entitled to participate in and  receive company benefits as set out in the Trulite Human Resource’s Guidelines. Trulite reserves the right to  amend, modify or otherwise change the terms and conditions of such benefits upon notice to you.

(c) Bonus. You will be eligible for a Fifteen Thousand and 00/100 Dollars ($15,000.00)  performance bonus payable on or before May 31, 2007. Performance goals applicable to the bonus will be  established by the Company’s Chairman of the Board and CEO and you no later than November 2006 and will  reflect performance through May 31, 2007. Such bonus will be payable, if at all, at the discretion of the  Compensation Committee of the Company’s Board of Directors. The bonus will be based upon performance  goals and is not contingent upon signing another employment agreement.

(d) Stock Incentive Bonus. You will be eligible to be considered for an incentive bonus option  grant with a target amount of 40,000 shares of the Company’s Common Stock on the date of grant. Such bonus (if any) shall be awarded based on objective and/or subjective criteria established in advance by the Compensation Committee of the Company’s Board of Directors. The exercise price per share for such grant shall be the fair market value per share of the Company’s Common Stock on the date of grant. The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding. The stock incentive bonus option grant is payable on or before May 31, 2007 and you will not be entitled to receive the incentive bonus if you are not employed by the Company on that date.

(e) Vacation and Holidays. You will be eligible for additional vacation and holidays upon signing  the Employment Agreement as per the Trulite Human Resource’s Guidelines. Vacation days will be accrued beginning on January 1, 2007. Eligibility for additional vacation days is at the discretion of the CEO of Trulite.

4. Term. The initial term of employment shall be for five (5) months beginning January 1, 2007 and ending May 31, 2007. If Trulite elects not to renew your contract after the five month term, you will receive your base salary in effect at that time for a period of one hundred twenty (120) days as a severance package. Either you or Trulite may terminate your employment at any time and for any reason during the employment term. However, Paragraph 5 of this Agreement governs the terms and conditions that apply upon termination.

5. Termination. If the employment relationship is ended prior to the conclusion of the term, the following terms and conditions apply:

(a) Termination with Cause. In the event of termination for Cause by Trulite, you will be entitled to  receive the base salary then in effect for a period of one (1) month from the termination date. You shall also  have ninety (90) days to exercise stock options vested if terminated for cause. A “Cause” event within this section means any of the following: (i) the wrongful appropriation for your own use or benefit of property or money entrusted to you by Trulite; (ii) your conviction for fraud, misappropriation or embezzlement, or any felony of moral turpitude; (iii) your continued willful disregard of your duties and responsibilities after written notice from the CEO of such disregard and your failure to cure within thirty (30) days of such written notice; (iv) your continued violation and failure to cure within thirty (30) days of such written notice (other than policies as to drug or alcohol abuse for which no notice and cure period shall be required); or (v) your material breach of any of the terms set out in this offer letter and failure to cure such breach within thirty (30) days of written notice from the CEO of such material breach.

(b) Termination Without Cause or Voluntary Resignation by You for Good Reason. Trulite may terminate without cause or you may voluntarily resign your position with Trulite for Good Reason, at any time  on thirty (30) days advance written notice. Your employment will terminate at the end of the thirty (30) day  period. In the event of such termination by Trulite or Good Reason resignation by you, you will be entitled to receive the base salary then in effect for a period of six (6) months from the termination date. Stock options previously granted and not yet exercised will continue to vest for twelve (12) months following such termination or Good Reason resignation per the appropriate vesting schedule. Options will expire if not exercised within twelve (12) months after such termination date. You will be deemed to have resigned for Good Reason in the following circumstances: (i) Trulite’s material breach of any terms set out in this offer letter and failure of Trulite to cure such breach within thirty (30) days after receiving written notice from you of such breach; (ii) your base salary is reduced below your base salary in effect from time to time pursuant to this offer letter; (iii) any material adverse change in your fringe benefits, unless such change applies similarly to all participants of such fringe benefit plans/policies or applies equally to all similarly situated executives; (iv) your  position and/or duties are materially modified or you no longer report to the CEO. If you are terminated without cause or voluntarily resign for Good Reason, you will be reimbursed for any and all reasonable relocation expenses.

6. Confidentiality. You will be required, as a condition of your employment with Trulite, to strictly maintain the confidentiality of any business matters pertaining to Trulite. You agree not to use any confidential information acquired during your employment for your own personal benefit or for the benefit of persons other than Trulite. You agree that your obligations under this paragraph shall continue in effect after termination of your employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on your part.

7. Non-Compete Agreement. At the inception of your employment with Trulite, you will be required to sign a non-compete agreement related to the Trulite chemical hydride and fuel cell technology as it relates to current Trulite products which will remain in effect for twelve (12) months after termination of employment.

8. No Conflicting Obligations. By accepting this offer, you represent and warrant that your acceptance of employment with Trulite does not and will not breach any agreement to keep in confidence any trade secrets or other confidential data, knowledge or information, which you previously acquired in trust or confidence.

9. Withholding Taxes. All forms of compensation in this letter are subject to applicable withholding and payroll taxes.

10. Choice of Law, Venue and Forum. This agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Texas, without giving effect to its choice of laws principles. Exclusive venue for any litigation between the parties hereto shall be in Harris County, Texas, and shall be brought in the State District Courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division. The parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Harris County, Texas, and specifically consent to the jurisdiction of the State District Courts of Harris County and the United States District Court for the Southern District of Texas, Houston Division. The Company will reimburse your reasonable and actual travel expenses related to support their choice of venue in connection with attending any litigation between the parties instituted by the Company.

11. Headings. The headings used in this Agreement have been included only in order to make it easier to locate the subject covered by each provision and are not to be used in construing this Agreement.

12. Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and Trulite regarding the matters described in this letter.

13. Invalid Provisions. Should any portion of this letter be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect or invalidating or voiding the remainder of this agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this letter to the extent required for the purposes of validity and enforcement thereof.

14. Employee has entered into a Consulting Agreement with the Company in which he agreed to perform services for the Company as a Consultant for the period June 1, 2006 through December 31, 2006. Employee understand and agrees that if the Consulting Agreement is terminated prior to the end of its seven (7) month term, this Employment Offer Agreement is revoked and the Company has no obligations other than those specified in the Consulting Agreement.

If you wish to accept this offer, please sign and date one of the enclosed copies of this letter and return it to John Sifonis, CEO of Trulite. As required by law, your employment with Trulite is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions related to this offer of employment, please feel free to call me.

Sincerely,

TRULITE, INC.
(a Delaware Corporation)

By:	/s/ John Sifonis
John Sifonis, President and CEO
Date: June 12, 2006

I have read and accept this employment offer. I understand my start date is January 1, 2007. I understand that either I or Trulite may terminate the employment relationship at any time, subject to the terms of this offer letter.

/s/ Ken Pearson
Ken Pearson Date: June 12, 2006